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Exhibit 99.1

                e.spire Receives $125 Million Funding Commitment;
                 EXPECTS UP TO $75 MILLION Follow-on Investment

ANNAPOLIS JUNCTION, MD, FEBRUARY 3, 2000--e.spire Communications, Inc.
(NASDAQ: ESPI), the communications company for the networked economy, announced today that it has signed commitment letters with Greenwich Street CapitalPartners II, L.P.(GSC Partners) and The Huff Alternative Income Fund,L.P. for a total of $125 million in new equity funding. e.spire will issue
125,000 shares of convertible preferred stock and 5.5 million warrants.

Each share of preferred stock will be initially convertible into 126.4 shares of common stock (an effective conversion price of $7.91 per share), and each warrant will be initially exercisable for one share of common stock (at an initial exercise price of $9.89 per share). These prices were based on a premium to a recent 20-day average closing price of the Company's stock.

e.spire also expects to seek up to an additional $75 million in those securities on the same terms. Additional purchasers will be requested to commit to purchase the securities by March 6.

The Company expects to issue the $125 million of preferred stock and warrants in two tranches. The first tranche is expected to be completed in February. The second tranche is subject to shareholder approval, and the Company intends to call a special meeting as soon as practicable to obtain such approval.

Upon shareholder approval, preferred stock and warrants of the second tranche of the $125 million will be issued on the same terms and conditions as the first tranche. If the Company does not receive shareholder approval, GSC Partners and Huff will not be obligated to purchase shares in the second tranche and the shares of preferred stock issued in the first tranche would be subject to a significant increase in the dividend rate and an increase in the per share conversion price of shares issued as PIK dividends.

William R. Huff, founder of The Huff Alternative Income Fund and Chairman of e.spire, commented on his firm's investment, "As e.spire has substantially completed its geographic expansion and network construction activities, we will now focus on a success-based capital deployment model that emphasizes profitability." Huff continued, "We will review value-enhancing strategies with regard to our wholly-owned ACSI Network Technologies and CyberGate subsidiaries, along with each of our local markets. We will also seek to exploit the value of our nationwide ATM data network as demand continues to accelerate for the services e.spire is uniquely positioned to provide."

If both tranches of the securities are issued, the issuance would satisfy certain requirementsunder the Company's credit facilities and recently completed vendor financing and will permit the Company to borrow additional amounts under the facilities,subject to compliance with customary borrowing conditions.

The commitment letters are subject to a variety of closing conditions, including negotiation and execution of definitive documentation and the absence of any material adverse change with respect to the Company.

GSC Partners is a New York-based private-equity firm founded in 1994 that manages $2 billion of equity capital.

e.spire Communications, Inc. is a leading integrated communications provider, offering traditional local and long distance, Internet access and Web-hosting services, and advanced data solutions, such as ATM and frame relay. In addition, e.spire's subsidiary, ACSI Network Technologies, Inc., provides third parties, including other communications concerns, municipalities and corporations, with turnkey fiber-optic design, construction and project management expertise. For more information on e.spire, contact http://www.espire.net.

Contact:
Media Relations                                      Investor Relations
Peggy Disney                                         Tania Almond
703.639.6738                                         301.361.4800
peggy.disney@espire.net                              tania.almond@espire.net



Certain statements regarding the development of the Company's businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures, anticipated EBITDA and other statements are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. Forward-looking statements use such words as plans, expects, will, will likely result, are expected to, will continue, is anticipated, estimate, project, believes, anticipates, intends and expects, may, should, continue, seek, could and other similar expressions. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The important factors that could cause actual results to differ materially from those in the forward-looking statements herein (the "Cautionary Statements") include, without limitation, the Company's degree of financial leverage, risks associated with debt service requirements and interest rate fluctuations, risks associated with acquisitions and the integration thereof, the impact of restriction under the Company's financial instruments, dependence on availability of transmission facilities, regulation risks including the impact of the Telecommunications Act of 1996, contingent liabilities, the impact of competitive services and pricing, the ability of the Company to successfully implement its strategies, as well as the other risks referenced from time to time in the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 1998. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.